UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.

                               SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT _____)1

                               CONSECO, INC.
-------------------------------------------------------------------------------
                             (Name of Issuer)

                               COMMON STOCK
-------------------------------------------------------------------------------
                      (Title of Class of Securities)

                                 208464883
              ----------------------------------------------
                              (CUSIP Number)

                                   NONE*
              ----------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_|   Rule 13d-1(b)
     |X|   Rule 13d-1(c)
     |_|   Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*The Reporting Persons are filing this Schedule 13G to convert the Reporting Persons from being a Schedule 13D filer to a Schedule 13G filer with respect to the securities and the issuer named above pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934.

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    208464883                      PAGE     2  OF   11  PAGES
------------------------------              -------------------------------

---------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

---------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [_]
                                                               (b)     [_]

---------------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

---------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      -0-
   SHARES
              -------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,928,644
  OWNED BY
              -------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
                      -0-
   PERSON
              -------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,928,644

---------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,928,644

---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [ ]

---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.9%

---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         PN

---------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    208464883                      PAGE     3  OF   11  PAGES
------------------------------              -------------------------------

---------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PALOMINO FUND LTD.

---------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [_]
                                                               (b)     [_]

---------------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         BRITISH VIRGIN ISLANDS

---------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      -0-
   SHARES
              -------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      2,565,998
  OWNED BY
              -------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
                      -0-
   PERSON
              -------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      2,565,998

---------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,565,998

---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [ ]

---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6%

---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         CO

---------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    208464883                      PAGE     4  OF   11  PAGES
------------------------------              -------------------------------

---------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APPALOOSA MANAGEMENT L.P.

----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)     [_]
                                                                (b)     [_]

----------------------------------------------------------------------------
  3   SEC USE ONLY

----------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

----------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      -0-
   SHARES
              --------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      5,494,642
  OWNED BY
              --------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
                      -0-
   PERSON
              --------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      5,494,642

----------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,494,642

----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [ ]

----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5%

----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         PN

----------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    208464883                      PAGE     5  OF   11  PAGES
------------------------------              -------------------------------

---------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APPALOOSA PARTNERS INC.

---------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [_]
                                                               (b)     [_]

---------------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

---------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      -0-
   SHARES
              -------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      5,494,642
  OWNED BY
              -------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
                      -0-
   PERSON
              -------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      5,494,642

---------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,494,642

----------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [ ]

----------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5%

----------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         CO

----------------------------------------------------------------------------

                                SCHEDULE 13G

------------------------------              -------------------------------
CUSIP NO.    208464883                      PAGE     6  OF   11  PAGES
------------------------------              -------------------------------

---------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DAVID A. TEPPER

---------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)     [_]
                                                               (b)     [_]

---------------------------------------------------------------------------
  3   SEC USE ONLY

---------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

---------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      1,826,908
   SHARES
              -------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      5,494,642
  OWNED BY
              -------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
                      1,826,908
   PERSON
              -------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      5,494,642

---------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,321,550

---------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [ ]

---------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.3%

---------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
         IN

---------------------------------------------------------------------------

     This Statement on Schedule 13G, relating to the common stock of Conseco, Inc. (the "Company") is being filed by and on behalf of Appaloosa Investment Limited Partnership I ("AILP"), Palomino Fund Ltd. ("Palomino"), Appaloosa Management L.P. ("AMLP"), Appaloosa Partners Inc. ("API") and David A. Tepper ("Mr. Tepper" and, together with AILP, Palomino, AMLP and API, the "Reporting Persons"). The Reporting Persons have previously filed statements on Schedule 13D to report their ownership position in the Company. The Reporting Persons do not hold the Shares of the Company for the purpose of, or with the effect of, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect. Accordingly, the Reporting Persons have determined to report their ownership position in the Company on Schedule 13G under the Act.

Item 1.

     (a) NAME OF ISSUER:

         Conseco, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         11825 N. Pennsylvania Street
         Carmel, Indiana  46032

Item 2.

     (a) NAME OF PERSON FILING:

         This Schedule 13G is filed by AILP, Palomino, AMLP, API and
         Mr. Tepper.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The business address of each of the Reporting Persons is c/o Appaloosa Management L.P., 26 Main Street, Chatham, NJ 07928.

     (c) CITIZENSHIP:

         AILP is a Delaware limited partnership. Palomino is a British Virgin Islands corporation. AMLP is a Delaware limited partnership. API is a Delaware corporation. Mr. Tepper is a citizen of the United States.

     (d) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01 per share.

     (e) CUSIP NUMBER:

         208464883

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78c);

     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8);

     (e) [ ]   An investment advisor in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to ss. 240.13d-1(c), check this box.  |X|

Item 4.  OWNERSHIP:

   AILP
   ----

     (a) AMOUNT BENEFICIALLY OWNED: 2,928,644

     (b) PERCENT OF CLASS: 2.9%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)    sole power to vote or to direct the vote:  -0-

         (ii)   shared power to vote or to direct the vote:  2,928,644

         (iii)  sole power to dispose or to direct the disposition of:  -0-

         (iv)   shared power to dispose or to direct the disposition of:
                2,928,644

   Palomino
   --------

     (a) AMOUNT BENEFICIALLY OWNED: 2,565,998

     (b) PERCENT OF CLASS: 2.6%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)    sole power to vote or to direct the vote:  -0-

         (ii)   shared power to vote or to direct the vote:  2,565,998

         (iii)  sole power to dispose or to direct the disposition of:  -0-

         (iv)   shared power to dispose or to direct the disposition of:
                2,565,998

   AMLP
   ----

     (a) AMOUNT BENEFICIALLY OWNED: 5,494,642

     (b) PERCENT OF CLASS: 5.5%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)    sole power to vote or to direct the vote:  -0-

         (ii)   shared power to vote or to direct the vote:  5,494,642

         (iii)  sole power to dispose or to direct the disposition of:  -0-

         (iv)   shared power to dispose or to direct the disposition of:
                5,494,642

   API
   ---

     (a) AMOUNT BENEFICIALLY OWNED: 5,494,642

     (b) PERCENT OF CLASS: 5.5%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   sole power to vote or to direct the vote:  -0-

         (ii)  shared power to vote or to direct the vote:  5,494,642

         (iii) sole power to dispose or to direct the disposition of:  -0-

         (iv)  shared power to dispose or to direct the disposition of:
               5,494,642

   David A. Tepper
   ---------------

     (a) AMOUNT BENEFICIALLY OWNED: 7,321,550

     (b) PERCENT OF CLASS: 7.3%

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   sole power to vote or to direct the vote:  1,826,908

         (ii)  shared power to vote or to direct the vote:  5,494,642

         (iii) sole power to dispose or to direct the disposition of:
               1,826,908

         (iv)  shared power to dispose or to direct the disposition of:
               5,494,642

     Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
|_|

     Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON:

              Not applicable.

     Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              Not applicable.

     Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable.

     Item 9.  NOTICES OF DISSOLUTION OF GROUP:

              Not applicable.

     Item 10. CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE PAGE
                               --------------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 8, 2003

                                    APPALOOSA INVESTMENT LIMITED
                                    PARTNERSHIP I

                                    By:  APPALOOSA MANAGEMENT L.P.,
                                         Its General Partner

                                          By:  APPALOOSA PARTNERS INC.,
                                               Its General Partner

                                               By:     /s/ David A. Tepper
                                                   ------------------------
                                                   Name:  David A. Tepper
                                                   Title: President

                                    PALOMINO FUND LTD.

                                    By:  APPALOOSA MANAGEMENT L.P.,
                                         Its Investment Adviser

                                         By:  APPALOOSA PARTNERS INC.,
                                              Its General Partner

                                              By:    /s/ David A. Tepper
                                                  ------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                    APPALOOSA MANAGEMENT L.P.

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By:   /s/ David A. Tepper
                                             ------------------------
                                             Name:  David A. Tepper
                                             Title: President

                                    APPALOOSA PARTNERS INC.

                                    By:  /s/ David A. Tepper
                                        --------------------------
                                        Name:  David A. Tepper
                                        Title: President

                                    /s/ David A. Tepper
                                    ------------------------------
                                    David A. Tepper

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:  October 8, 2003

                                    APPALOOSA INVESTMENT LIMITED
                                    PARTNERSHIP I

                                    By:  APPALOOSA MANAGEMENT L.P.,
                                         Its General Partner

                                          By:  APPALOOSA PARTNERS INC.,
                                               Its General Partner

                                               By:     /s/ David A. Tepper
                                                   ------------------------
                                                   Name:  David A. Tepper
                                                   Title: President

                                    PALOMINO FUND LTD.

                                    By:  APPALOOSA MANAGEMENT L.P.,
                                         Its Investment Adviser

                                         By:  APPALOOSA PARTNERS INC.,
                                              Its General Partner

                                              By:    /s/ David A. Tepper
                                                  ------------------------
                                                  Name:  David A. Tepper
                                                  Title: President

                                    APPALOOSA MANAGEMENT L.P.

                                    By:  APPALOOSA PARTNERS INC.,
                                         Its General Partner

                                         By:   /s/ David A. Tepper
                                             ------------------------
                                             Name:  David A. Tepper
                                             Title: President

                                    APPALOOSA PARTNERS INC.

                                    By:  /s/ David A. Tepper
                                        --------------------------
                                        Name:  David A. Tepper
                                        Title: President

                                    /s/ David A. Tepper
                                    ------------------------------
                                    David A. Tepper